EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S‑3 (Nos. 333-170652 and 333-173364) of Caterpillar Financial Services Corporation of our report dated February 21, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 14, as to which the date is August 7, 2012, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8‑K.

/s/PricewaterhouseCoopers LLP
Peoria, Illinois
August 7, 2012